Issuer Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-257929
Dated August 11, 2021

This issuer free writing prospectus, dated August 11, 2021, relates to the initial public offering of shares of common stock (the “Offering”) of FinWise Bancorp (the “Company”) described in the Company’s preliminary prospectus, dated August 4, 2021 (the “Preliminary Prospectus”), that was included in Amendment No. 2 to the Registration Statement on Form S-1 relating to the Offering (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”), dated August 4, 2021.  References in this issuer free writing prospectus to “FinWise,” “we,” “us,” or “our,” and the “Company,” refer to the combined business of FinWise Bancorp and its consolidated subsidiaries.

Legal Proceedings

As previously disclosed, we are from time to time subject to claims and litigation arising in the ordinary course of business. These claims and litigation may include, among other things, allegations of violation of banking and other applicable regulations, competition law, labor laws and consumer protection laws, as well as claims or litigation relating to intellectual property, securities, breach of contract and tort.

Recently, FinWise Bank (the “Bank”) has been named a defendant in a single-plaintiff lawsuit filed in the United States District Court for the Southern District of California (Marquez v. FinWise Bank et al., Civil Action No. 21cv1394-L-BLM) (S.D. Cal. Aug. 6, 2021). The complaint, which was received by the Bank on August 10, 2021, alleges that the Bank, directly and through its Strategic Program service provider, Opportunity Financial, LLC d/b/a OppLoans (“OppFi”), who is also a defendant, violated the federal Telephone Consumer Protection Act (the “TCPA”), the federal Fair Debt Collection Practices Act, the California Rosenthal Fair Debt Collection Practices Act and the California Unfair Competition Law. The plaintiff seeks, among other remedies, actual damages, statutory damages, including an aggregate of approximately $500,000 for the alleged violations of the TCPA, exemplary damages and/or punitive damages, injunctive relief, attorneys’ fees and costs, and an injunction prohibiting the Bank and OppFi from engaging in further business practices in the State of California.

We believe that the allegations in the lawsuit are legally and factually without merit, and we intend to vigorously defend against the allegations in the lawsuit and pursue any potential counterclaims against the plaintiff as we deem appropriate. In addition, we may seek indemnification from OppFi pursuant to our Strategic Program agreements with OppFi with respect to certain claims arising out of actions related to its servicing and compliance obligations thereunder. Nevertheless, at this time, we cannot predict the outcome of this matter or estimate the amount of damages, if any, that may be awarded, or the impact on the Bank’s operations or revenue. See “Risk Factors—Risks Relating to Our Strategic Programs—The Bank and our Strategic Program service providers are subject to borrower protection laws and federal and state consumer protection laws” and “Risk Factors—Risks Relating to Our Strategic Programs—If the loans originated through a marketplace were found to violate a state’s usury laws and/or the a Strategic Program’s service providers were determined to be the ‘true lender’ of loans originated on their marketplaces we and our Strategic Program service providers may have to alter our business models and, consequently, our reputation, financial condition and results of operation could be harmed” in the Preliminary Prospectus with regard to certain risks related to this lawsuit and our relationships with our Strategic Program service providers, such as OppFi.

We do not believe that the impact of the above-described proceeding would have a material adverse effect on our consolidated results of operations, financial condition or cash flows. We reiterate our disclosure in the “Business—Legal Proceedings” section of the Preliminary Prospectus.

The Company has filed a Registration Statement and the Preliminary Prospectus with the SEC. Before you invest, you should read the Preliminary Prospectus that relates to that Registration Statement (including the documents incorporated by reference therein) and other documents the Company has filed with the SEC for more complete information about the Company and the Offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you may obtain the Preliminary Prospectus from Piper Sandler & Co., 1251 Avenue of the Americas, Attention: Syndicate Department, by emailing PSCsyndicate@psc.com or by telephone at 1-866-805-4128.